EXHIBIT 10.1

January 30, 2026

Dear Glenn,

This letter serves to confirm that your employment with 1000891444 Ontario Inc. (the “Company”), an indirect wholly owned subsidiary of Petco Health and Wellness Company, Inc. (“Petco”), will cease effective February 1, 2026 (the “Transition Date”), at which time you will transition to service as Chairman of Petco’s Board of Directors in a non-employee, non-executive capacity.

In accordance with your offer letter dated May 13, 2024, you will be provided the following:

1.
a lump sum payment of USD$9,615.38 less applicable statutory deductions, which constitutes your two weeks statutory termination pay as required by applicable law;
2.
any outstanding wages earned by you up to the Transition Date as well as any outstanding paid time off which may be owed to you in respect of your service with the Company accrued as of the end of the statutory notice period of two weeks; and
3.
you will remain eligible for your fiscal 2025 annual bonus, payable at the time annual bonuses are paid to Petco’s executive officers.

Your outstanding Petco equity awards will remain outstanding and eligible to vest during your continued service as Chairman of Petco’s Board of Directors in accordance with the terms and conditions of the applicable award agreements. A copy of your Record of Employment (ROE) will be available to you by accessing the Service Canada website following the regularly scheduled pay period following the Transition Date.

If you have any questions regarding the above or any matter, please speak to Giovanni Insana directly at . We would like to take this opportunity to thank you for your contributions as Executive Chairman of Petco and we look forward to your continued service as Chairman of Petco’s Board of Directors.

Best regards,

/s/ Gary Briggs

Gary Briggs
Chairman, Nominating and Corporate

Governance Committee

Accepted and Agreed:

/s/ Glenn Murphy

Glenn Murphy